NATIONSBANK ;Simple Interest Fixed Rate
Account Number Note Date
000000000219982460009- --11/27/1998

Borrower Name and Address PIERRE ELLIOTT
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4320 NW 107 AVE
CORAL SPRINGS FL 33065.7711

I promise w pay w the order of NATIONSBANK. N.A.("NationsBank") the principal
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amount of $ 75,363.90 ("Amount of
Note.'), interest on the unpaid principal balance and any other charges authorized by this Promissory Note (the "Outstanding Balance")at a fixed rate of
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10.500 % per annum (the "Interest Rate"). The Amount of Note will be advanced to
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me and/or to others on my behalf. Payment(s) will be made in accordance with the
Payment Schedule set out in the Federal Truth in Lending Disclosure.

APR        FINANCE CHARGE  AMOUNT FINANCED             TOTAL 0F PAYMENTS
10.529%    $75,343.59      $ 75,263.90                 $ 150,607.49

Number of Payments Amount of Payments When Payments are due 179 $836.72 MONTHLY BEGINNING 01/11/1999

1 $834.61 FINAL PAYMENT DUE 12/11/2013

Security: Goods or property being
purchased. (i) Other 91 FLEETWOOD AMERICAN EAGLE

You also have the right to apply any deposit or account that I have with you, as well as any instruments or securities of mine which you hold, toward payment of any amounts due under this Promissory Note. It I have other loans with you or take out other loans in the future, collateral securing other loans may also secure this loan, except that my principal dwelling or household goods will not secure this loan unless specifically identified as Security above and margin stock used as collateral for purpo6e credit will not secure this loan, unless specifically identified as Security above.

Filing/Releasing Fees:        $   0.00
Florida Documentary Stamp Tax:$ 263.90
Florida Intangible Tax        $   0.00
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Late Charges:: If I am more than 10 days late in paying all or part of a payment, I will be charged a late charge of 5% of the past due payment.

Prepayment: If I pay the loan off early, you will not require me to pay a penalty.

Assumption: This loan, whether or not secured by my principal residence, may not be assumed under the original terms and conditions.

I will see this Promissory Note and any other loan documents for additional information about non-payment, default, any required repayment in full before the scheduled date, prepayment refunds, penalties and for further information about NationsBank's security interest.

Since interest will accrue daily on the principal amount outstanding, the actual finance charge, total of payments and final payment may vary, depending upon the date(s) payments are actually made by me. Items preceded by a box are applicable only if checked.
Additional terms of this Promissory Note. Words not defined elsewhere in this Promissory Note have the meanings shown in the Federal Truth in Lending Disclosure.

NATLONSBANK Page 2
R.1 Borrower Loan Number
00000000219982460009  Verbal Verification Date PIERRE ELLIOTT ( ~c

NATIONSBANK. N .A. ("NationsBank'.) is making a loan to the above referenced
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customer secured by the collateral designated below. Our customer has indicated
that insurance coverage for the collateral described below is being secured by you. This property is pledged to us as security and the right to receive payment under this policy. or any renewal thereof, has been assigned to us. NationsBank should, therefore, be named Loss Payee/Mortgagee on the policy with tile right to pay premium payments if the insured fails to do so, with 30 days advance notice of cancellation or non-renew~. We request you forward a signed original policy .or a true and certified copy of the policy. providing the coverage described below to Insurance Tracking Services P.O. Box 740030, Atlanta GA 30374-0030.

1fyou can not verify coverage, please indicate so in the space provided below and mail this form to Insurance Tracking Services P.O. Box 740080, Atlanta GA 30374.0080.

D Mortgage/Deed of Trust .NationsBank should be named D First Mortgagee D Second Mortgagee

Property Location I Replacement Value Insurance 1$
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NationsBank should be named as First Loss Payee on the following:

Collateral Description: Year Make Model

91 FLEETWOOD AMERICAN EAGLE
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4S7KT9$OXMC004075

D Boats (Security Agreement) .NationsBank should be named as First Loss Payee on the following:

D Boat/Yacht (Preferred Mortgage) .NationsBank should be named as First Mortgagee on the following:
Replacement Value Insurance $

D Aircraft (Security Agreement) -NationsBank should be named as First Lose Payee on the aircraft described below with a breach of warranty endorsement description of aircraft and designated pilot rating.
under .your arrangement will a NationsBank Corporation affiliate bank to accept payments from its customers or at a NationsBank ATM, or is made m a form other than a check or money order (except cash), the payment may not be credited to ~s loan for up to five (5) days. If the due date falls on a Saturday, Sunday or legal holiday, the due date W1!1 not be extend and if you do not receive the payment at the address specified on or before the due date the payment will be considered late.

BOOKING/ MAINTENANCE. A portion of the NationsBank Fee (amount equal to the lesser of $50 or 2% of the Amount of Note). if any. disclosed in the:
Itemization of Amount Financed above, IS a booking/memo fee as provided by Florida Statutes Section 658.49 (as amended from time to time). Any amount above the booking/maintenance fee is either a loan or an origination fee. An fees, charges and other expenses of this loan of this Promissory Note is secured by real property), is authorized pursuant to Chapter 666. Florida Statutes, and Chapter 687.12, Florida Statutes.

LATE CHARGES. If I fail to make a payment when due you may charge a late charge as set out in the Federal Truth in Lending Disclosure. Unless otherwise required by applicable law, for purposes of determining whether a late charge is due with regard to a current installment due you will apply any payments you receive to the oldest maturing installment due in the manner provided above. Any late charge will be in addition~ to and not in place of accrued interest under this Promissory Note.

EVENTS of DEFAULT. I will be in default under this Promissory Note if I fail to make any payment when due. regardless Of how such amount may have become due, or if I fail to payor perform 8Dy other obligation, liability or indebtedness to NationsBank, or if any covenant agreement or condition herein is not fully and timely performed, observed or kept; or if any bankruptcy or insolvency proceeding is instituted ~ or against me, or if any tax lien, levy or garnishment is levied against me; or if you in good faith believe that the prospect of repayment or performance under any agreement I may have with you is impaired; or if you reasonably deem yourself insecure for any reason; or if you determine that any representation made to you is. or was, materially untrue or misleading; or if any Borrower shall die, or. if any Borrower is a corporation. partnership, limited liability company, association or other duly organized business entity, if such Borrower shall be dissolved. liquidated, terminated or otherwise fail to maintain good standing in its state of organization; or if any event of default exists or occurs under any security agreement or other document evidencing a lien against any Collateral; or if any of the events described in this section with respect to any guarantor of this Promissory Note. If this Promissory Note is secured by improved real property and any part or all of the Collateral is sold transferred, conveyed or all Signed(including to a spouse, to a trust (living. revocable or otherwise). through probate or as a gift) without your prior; written consent, I will be in default of this Promissory Note. A default by me any of us (if this is a joint loan) will be a default by all of us. You may collect from or bring legal action against any of us (if this is a joint loan) without giving up any of your rights against any other person. A court decree for divorce or separation o~ a non-court approved mutual agreement does not affect. eliminate or reduce any Borrower's liability for the Outstanding Balance since NationsBank is not a party to the decree or to the agreement.

RIGHTS AFTER DEFAULT. Whenever there is an event or default under this Promissory Note, subject to limitations of. applicable law, we may demand immediate payment of the Outstanding Balance. After NationsBank has accelerated the maturity of this Promissory Note or after the maturity of this Promissory Note. whichever occurs first, I agree to pay interest from that date calculated upon the amount legally owed by me, at an annual rate of interest equal to the maximum amount allowable by law, provided that any interest paid or agreed to be paid by me to you shall not exceed the maximum amount possible under applicable law



NATLONSBANK Page 3
R.1 Borrower Loan Number
00000000219982460009  Verbal Verification Date PIERRE ELLIOTT ( ~c



("Borrower", whether one or more), including all renewals, consolidations, modifications, extensions and replacements thereof (the "Obligation"), including all costs and expenditures incurred by NationsBank under this Agreement or under the Obligation. Despite any other provision of this Agreement, NationsBank is not granted, and will not have, a non-purchase money security interest in household goods, to the extent such a security interest would be prohibited by applicable law.

Grantor expressly warrants and covenants:
1 Covenants. Grantor owns and possesses the Collateral and will keep it free from any other security interest, lien, claim, charge or encumbrance except NationsBank's security interest. Grantor will keep the Collateral at the location specified in this Agreement: Grantor will not remove the Collateral from the jurisdiction where the Obligation is originated without NationsBank's written consent (except for routine travel if the Collateral consists of vehicles). Grantor shall not pledge, mortgage, sell, lease, encumber, transfer, assign or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Agreement, without the prior written consent of NationsBank. Grantor will immediately notify NationsBank in writing of any change in the location or the Collateral or of Grantor's residence. Grantor will properly maintain and care for the Collateral. Grantor will neither use nor permit use of the Collateral in violation of any law. Grantor will make the Collateral available to NationsBank for inspection at any time. Grantor will promptly pay all taxes, asses6ments or other charges against the Collateral or on this Agreement. Grantor will execute any document NationsBank deems necessary and take whatever actions are requested by NationsBank to perfect and continue NationsBank's Security interest in the Collateral. Grantor hereby irrevocably makes, constitutes and appoints NationsBank as Grantor's true and lawful attorney-in-fact for the purposes of executing documents necessary to perfect 01' continue the security interest granted in this Agreement. To the extent that the Collateral consists of vehicles or other titled property , Grantor shall not take or permit any action which would require application for certificates of title outside the jurisdiction where the ObligatIon is originated, without the prior written consent of N ationsBank.

2. Failure to Pay Taxes, Costs to Maintain Collateral. If Grantor fails to keep the Collateral in good condition and repair or if Grantor fails to Pay any applicable taxes or costs for filing financing or continuation statements, NationsBank may , but shall not be obligated to, cause the Collateral to be maintained or repaired or pay such costs. Grantor will immediately pay to NationsBank on demand all of NationsBank's costs and expenses for so doing, plus interest on such amounts at the same rate payable on the Obligation. Any such amount paid by NationsBank under this Agreement is secured by the Collateral.

3. Grantor will keep the Collateral insured against such risks and in such amounts as NationsBank may reasonably require from time to time with companies acceptable to NationsBank, for the term of the Obligation, against such casualties and in such manner as NationsBank shall reasonably require. In addition, if any part of the Collateral consists of a mobile home which is situated in a flood zone pursuant to the National Flood Insurance Act of 1968, as amended, or pursuant to any National or state flood insurance program (at any time of origination of the Obligation or at any time during the term of the Obligation), Grantor will maintain flood insurance covering the Collateral in an aD1ountnot less than the lesser of (a) the maximum limit of insurance coverage then available with respect to the Collateral pursuant to any and all national and state flood insurance programs then in effect or (b) the outstanding